Exhibit 99.2

         WHY USA Financial Group, Inc. names Chief Executive Officer

     BLOOMINGTON, MN. - -(Business Wire)- - March 8, 2001 - - WHY USA Financial Group, Inc. (OTCBB:WUFG), the parent company of a growing network of real estate franchises and mortgage origination companies, today announced that James B. Kylstad has been named Chief Executive Officer and has been appointed to its Board of Directors. Mr. Kylstad comes to WHY USA from American Home Capital Corporation where he served as Chairman and CEO. He brings hands on experience in all aspects of managing a public company as well as over 25 years of experience in the real estate, mortgage and related industries.

    Donald Riesterer, Chairman of WHY USA, said, "We are pleased to add Jim to our Board and management team. He has demonstrated his ability to enhance shareholder value and has the skills to make an immediate impact upon our growing business platform."

     "I appreciate the confidence that Don and the Board of WHY USA have shown in me and I am confident that the opportunities and challenges in front of us will be met with success. I look forward to working with this dedicated team of professionals" stated Kylstad.

     About the Company: WHY USA Financial Group, Inc. (the "Company") was formed through a series of transactions on December 31, 1999 to acquire real estate franchise and mortgage banking companies under a buy and build strategy, with the intent to add other bundled services.
    The Company has 80 franchisees operating in 29 states with approximately 400 real estate agents who completed over 4,000 real estate transaction sides in 2000. In addition, the Company is licensed in 44 states to originate a complete line of mortgage loan products.

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     Certain matters discussed in this press release are "forward-looking statements". These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "expects", "anticipates" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT: WHY USA Financial Group, Inc.
         Donald L. Riesterer, Chairman
         800-314-9304
         Overations@WHYUSA.com